As filed with the Securities and Exchange Commission on June 3, 1996

                                                      Registration No. 33-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                                Ampex Corporation
             (Exact name of Registrant as specified in its charter)
                         -------------------------------

           Delaware                                         13-3667696
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                             I.D. Number)

                                  500 Broadway
                           Redwood City, CA 94063-3199
                                 (415) 367-2011
                        (Address, including zip code, and
                     telephone number, including area code,
                       of Registrant's principal executive
                                    offices)

                              JOEL D. TALCOTT, Esq.
                                  500 Broadway
                             Redwood City, CA 94063
                                 (415) 367-3330
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                             DAVID D. GRIFFIN, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                         -------------------------------
      Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                            -------------------------

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
   Title of Each Class of                                  Proposed Maximum      Proposed Maximum
      Securities to be                                      Offering Price           Aggregate                     Amount of
         Registered          Amount to be Registered         Per Share(1)        Offering Price(1)              Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,            1,150,000 shares               $13.25              $15,237,500                      $5,255
$.01 par value
===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock on May 30, 1996, as reported on the American Stock Exchange.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


362946.8

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS
                                     Subject to Completion, dated June 3, 1996






                                1,150,000 Shares

                                Ampex Corporation


                              Class A Common Stock

                         -------------------------------


      Ampex Corporation ("Ampex" or the "Company") may from time to time offer shares of Class A Common Stock, $.01 par value ("Common Stock"), in amounts, at prices and on terms to be determined at the time of offering. The Common Stock may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

      The shares of Common Stock may be offered directly or through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Common Stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Common Stock may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Common Stock. See "Plan of Distribution."

                         -------------------------------


               See "Risk Factors" commencing on page 4 for certain
                factors that should be considered by prospective
                                   investors.

                         -------------------------------


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         -------------------------------





                  The date of this Prospectus is June __, 1996

362946.8

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission, located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices, located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports and other information may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006- 1881.

      Pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, the Company has filed with the Commission a Registration Statement on Form S-3 covering the Securities being offered hereunder (the "Registration Statement," which term includes this Prospectus and all amendments, supplements, exhibits, annexes and schedules to the Registration Statement). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 0-20292) pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

      3.   The Company's Current Report on Form 8-K filed on February 5, 1996.

      4. The Company's definitive proxy statement dated April 23, 1996 relating to its annual meeting of stockholders to be held on June 7, 1996.

      5. The Company's Registration Statement on Form 8-A filed with the Commission on January 16, 1996.

      6. The description of the Company's capital stock contained in Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 as filed with the Commission on February 9, 1996.

      In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the

                                                      -2-
362946.8
termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Ampex Corporation, 500 Broadway, Redwood City, California 94063-3199, Attention: Investor
Relations, (415) 367-4111.


                                   THE COMPANY

      The names "Ampex," "DCT," "DST," "DIS" and "DCRsi" are trademarks of Ampex Corporation.

      Ampex is one of the world's leading innovators in the fields of magnetic recording, digital image processing and high-performance digital storage for the visual information age. In recent years, the Company has directed substantial resources to developing products for the emerging commercial mass data storage market, which the Company believes offers significant growth opportunities. As a result of the increasing convergence of computing, entertainment and communications technologies, the Company believes there is a growing demand for high-speed, cost-effective mass data storage, especially for visual information. Ampex provides data storage solutions that serve a wide range of customer needs, from scientific and technical applications such as aerospace testing and oil exploration to entertainment and education applications.

      The Company's principal products are its DST(R) tape drives and robotic library systems for computer mass storage, its DCRsi(TM) and DIS(TM) instrumentation recorders, and its DCT(R) professional video recorders and image processing systems. The Company's DST products for the mass data storage market offer superior data access times, rapid data transfer rates and extremely low cost per megabyte of storage. Ampex DCRsi instrumentation recorders are designed for demanding aeronautical applications such as commercial and military flight testing, as well as other applications involving comparable data-gathering challenges in extreme environments. Ampex DIS instrumentation recorders allow users to record instrumentation data on DST tape cartridges, so that the data can be used in a computer environment as well as an instrumentation environment. The Company's DCT video recording products have been developed for high-end digital component recording applications in entertainment and imaging markets.

      During its 52-year history, Ampex has developed extensive technical expertise in the storage, processing and retrieval of digital images. The Company commits substantial resources to the research, development and engineering of new products that capitalize on its knowledge, experience and patent portfolio. As an example of this strategy, since the last quarter of 1994 the Company has been exploring the feasibility of commercializing its patented "keepered media" technology. This project, which is still in the research and development stage, has the potential to significantly increase the capacity of hard disk drives with nominal incremental cost. At present, there can be no assurance that the keepered media program, or any other efforts by the Company to develop new products from its intellectual property portfolio, will be a commercial or technical success. See "Risk Factors -- Uncertainty as to Commercialization of Keepered Media" and "-- Rapid Technological Change and Risks of New Product Development."

                                       -3-
362946.8

      The Company was incorporated in Delaware in January 1992 as the successor to a business originally organized in 1944. References to "Ampex" or the "Company" include subsidiaries of Ampex Corporation, unless the context indicates otherwise. The principal executive offices of the Company are located at 500 Broadway, Redwood City, California 94063, and its telephone number is
(415) 367-2011. The Company's Class A Common Stock is traded on the American Stock Exchange under the symbol "AXC".

      Except for historical information contained herein, this Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve certain risks and uncertainties. The Company's actual results or outcomes may differ materially from those anticipated. Important factors that the Company believes might cause such differences are discussed in this Prospectus under the caption "Risk Factors" and in the Company's other documents filed with the Securities and Exchange Commission, whether or not such documents are incorporated herein by reference. In assessing these forward-looking statements, readers are urged to read the statements carefully.


                                  RISK FACTORS

      Investment in the Common Stock offered hereby involves a significant degree of risk. Prospective investors should carefully consider the following factors, together with the other information included or incorporated by reference in this Prospectus, in evaluating the Company and its business before purchasing the Common Stock offered hereby.

      Historical Losses; Impact of Restructuring. As a result of substantial net losses incurred by the Company in each of the years 1990 to 1993, primarily in its professional television products business, the Company significantly restructured its business operations in 1993. The restructuring involved changes in manufacturing, distribution and administration to reduce fixed costs, withdrawal from or curtailment of a number of unprofitable product lines, and the write-off of goodwill and other intangible assets associated with its television products business. As a result of substantial restructuring charges and operating losses during this period, including a $230.5 million charge in 1993, the Company had a stockholders' deficit of $100.2 million as of March 31, 1996. Although the Company has generated operating and net income in the fiscal years since 1993, as a result of its decision to narrow its product lines, the Company's total sales have declined significantly in comparison to prior periods. In addition, since the restructuring, the Company's revenues have depended to a greater degree on new products which may have higher technological and other risks. See "Rapid Technological Change and Risks of New Product Development." There is no assurance as to future sales levels or operating results.

      Fluctuations In Operating Results. Ampex's sales and results of operations are generally subject to quarterly fluctuations. Factors affecting operating results include: customer ordering patterns; availability of, and market acceptance of, new products; timing of significant orders and new product announcements; order cancellations; receipt of royalty income; and numerous other factors. Accordingly, results of a given quarter or year are not necessarily indicative of results to be expected for future periods. In addition, the Company's entrance into new businesses since 1993 may have made its future revenues and operating results more difficult to predict than in prior periods.

      Seasonality; Backlog. Sales of most of the Company's products have historically declined during the third quarter of its fiscal year, due to seasonal procurement practices of its customers. Although sales in the third quarter of 1995 did not decline materially relative to prior quarters of that year, prospective investors should be aware that such a decline may occur in the third quarter of 1996. A substantial

                                       -4-
362946.8
portion of the Company's backlog at a given time is normally shipped within one or two quarters thereafter. Therefore, sales in any quarter are heavily dependent on orders received in that quarter and the immediately preceding quarter. The Company's backlog of firms orders at March 31, 1996 was $9.7 million, as compared to $13.8 million at December 31, 1995, and there can be no assurance as to the level of sales that will be attained in future quarters.

      Fluctuating Royalty Income. Ampex's results of operations in certain prior fiscal periods reflect the receipt of substantial royalty income, including material non-recurring payments resulting from negotiated settlements of patent infringement claims asserted by the Company. Although Ampex has a substantial number of outstanding and pending patents, and the Company's patents have generated substantial royalties in the past, it is not possible to predict the amount of royalty income that will be received in the future. Royalty income can fluctuate dramatically depending on a number of factors that the Company cannot predict, such as the extent of use of the Company's patented technology by third parties, the extent to which the Company must pursue litigation in order to enforce its patents and the ultimate success of its licensing and litigation activities. The costs of patent litigation, such as the Company's current lawsuit against a foreign manufacturer of VHS video recorders, can be material, and the institution of patent enforcement litigation may also increase the risk of counterclaims alleging infringement by the Company of patents held by third parties or seeking to invalidate patents held by the Company. Moreover, there is no assurance that the Company will continue to develop patentable technology that will generate significant patent royalties in future years. Ampex's royalty income fluctuates significantly from quarter to quarter and from year to year, and there can be no assurance as to the level of royalty income which will be realized in future periods.

      Risk of Declines in Government Sales. Ampex sales to U.S. and foreign government agencies (directly and through government contractors), principally of instrumentation recorders, are material to its results of operations. Sales to government customers are subject to fluctuation as a result of changes in government spending programs. Sales of the Company's DCRsi instrumentation recorders have recently declined, reflecting lower sales to the federal government. Any further material decline in the level of government purchases of the Company's products could have a material adverse effect on the Company. The Company is unable to forecast the extent to which sales may be adversely affected in future periods by continued pressure on government agencies to reduce spending, particularly amounts related to defense programs.

      Possible Disruptions of Manufacturing and Engineering Operations. In connection with the recent sale of its Redwood City, California property, Ampex is relocating its manufacturing and engineering operations to a smaller facility located on a portion of the property which it leased back at the time of sale. Ampex is also consolidating its Colorado Springs, Colorado manufacturing facilities, following the sale in May 1996 of a portion of those facilities. In addition to the normal risks of fire, earthquake, materials shortages and other similar events, relocation or consolidation of key manufacturing and engineering facilities entails the risks of disruption or delays in operations, which could temporarily adversely impact sales revenues or profitability or result in the incurrence of unanticipated expenses. In order to minimize, in part, the effect of any potential disruption, the Company has recently been building inventories of its products, including the DST 810 library system which it expects to begin shipping in the second half of 1996. If such increased inventories exceed orders actually received, the Company's earnings could be adversely affected by any write-down or write-offs that may be required. The Company maintains insurance, including business interruption insurance, covering certain risks. However, there can be no assurance that the Company will not incur losses beyond the limits of, or outside the coverage of, its insurance.


                                       -5-
362946.8

      Rapid Technological Change and Risks of New Product Development. The data storage, instrumentation and video recording industries are characterized by continual technological change and the need to introduce new products and product upgrades, requiring a high level of expenditure for research and development. No assurance can be given that the Company's existing products will not become obsolete, that any new products will win commercial acceptance or that Ampex's new products or technology will be competitive. Obsolescence of existing product lines, or inability to develop and introduce new products, could have a material adverse effect on sales and results of operations in the future. In addition, broad-based acceptance of the Company's DST products will depend to some extent on the availability and performance of certain applications software being developed by the Company and independent commercial software developers. During the first quarter of 1996, the Company announced that its DST 310 tape drive and DST 410 library are now supported by certain third party hierarchical storage management and UNIX file system backup software packages. However, support for the DST 810 library, upon which the Company believes that increased sales of DST products will depend, is not expected to be available until late in 1996, and the currently available third party software runs on only a limited number of UNIX workstations.

      Competition. Ampex encounters significant competition in all its product markets. Ampex competes in the mass data storage market with a number of well-established competitors, such as IBM, Storage Technology Corporation, Exabyte Corporation and Quantum Corporation, as well as smaller companies. In addition, other manufacturers of scanning video recorders may seek to enter the mass data storage market in competition with the Company. For example, in 1995 Sony Corporation entered this market with storage products based on its video recording technology. In addition, price declines in competitive storage systems, such as magnetic or optical disk drives, can negatively impact the Company's sales of its DST products. In the instrumentation market, the Company competes primarily with companies that depend on government contracts for a major portion of their sales in this market, including Sony Corporation, Loral Data Systems, Datatape Incorporated and Metrum Incorporated. The number of competitors in this market has decreased in recent years as the level of government spending in many areas has declined. In the professional video recorder market, Sony and Panasonic are the leading competitors of the Company. There is no assurance that the Company will be able to compete successfully in these markets in the future.

      Dependence On Certain Suppliers. Ampex purchases certain components, such as customized integrated circuits, from a single domestic or foreign manufacturer. Significant delays in deliveries or defects in such components could adversely affect Ampex's manufacturing operations, pending qualification of an alternative supplier. In addition, the Company produces highly engineered products in relatively small quantities. As a result, its ability to cause suppliers to continue production of certain products on which the Company may depend may be limited. The Company does not generally enter into long-term raw materials or components supply contracts.

      Risks Related to International Operations. Although the Company significantly curtailed its international operations in connection with the restructuring of its operations in 1993, sales to foreign customers (including U.S. export sales) continue to be significant to the Company's results of operations. International operations are subject to a number of special risks, including limitations on repatriation of earnings, restrictive actions by local governments, fluctuations in foreign currency exchange rates and nationalization. Additionally, export sales are subject to export regulation and restrictions imposed by U.S. government agencies. Fluctuations in the value of foreign currencies can affect Ampex's results of operations. The Company does not normally seek to mitigate its exposure to exchange rate fluctuations by hedging its foreign currency positions.


                                       -6-
362946.8

      Dependence On Key Employees. The Company is dependent upon the performance of certain key members of management and key technical personnel. The Company has not entered into employment agreements with any such persons. Edward J. Bramson, who since January 1991 has served as chief executive of the Company, is also engaged in the management of certain companies affiliated with Sherborne Holdings Incorporated, a privately owned Delaware holding company ("SHI"). Mr. Bramson currently devotes most of his time to the management of the Company. The loss of the services of Mr. Bramson and/or such managers or other key personnel could have a material adverse effect on the Company.

       Anti-Takeover Consequences of Certain Governing Instruments. The Company's Certificate of Incorporation provides for a classified Board of Directors, with members of each class elected for a three-year term. The Certificate of Incorporation provides for nullification of voting rights of certain foreign stockholders in certain circumstances involving possible violations of security regulations of the United States Department of Defense. The instruments governing the Company's outstanding Noncumulative Preferred Stock require mandatory offers by the Company to redeem such securities in the event of a Change of Control (as defined). The Certificate of Incorporation authorizes the Board of Directors of the Company to issue additional shares of Preferred Stock without the vote of stockholders. Such provisions could have anti-takeover effects by making an acquisition of the Company by a third party more difficult or expensive in certain circumstances.

      Non-payment of Dividends. The Company has not declared dividends on its Common Stock since its incorporation in 1992 and has no present intention of paying dividends on its Common Stock. The Company is also restricted by the terms of certain agreements and of its outstanding Noncumulative Preferred Stock as to the declaration of dividends.

      Redemption of Preferred Stock. In December, 1997, the Company is scheduled to redeem its outstanding Noncumulative Preferred Stock, having a redemption price of approximately $70 million, out of funds legally available therefor (which, in general, means the excess of the fair value of assets over liabilities of the Company). In certain circumstances the Company may redeem the Noncumulative Preferred Stock by issuing Common Stock at 90% of fair market value. As of March 31, 1996, the Company did not have sufficient funds legally available to redeem the Noncumulative Preferred Stock in full. In the event the Company does not have sufficient funds legally available to redeem the Noncumulative Preferred Stock in full on the redemption date, the Company would remain obligated to redeem such shares from time to time to the extent funds become legally available for redemption, and would generally be precluded from declaring cash dividends on, or repurchasing shares of, its Common Stock, until the Noncumulative Preferred Stock has been redeemed in full. There can be no assurance the Company will have adequate liquidity or have funds legally available to redeem the Noncumulative Preferred Stock. Although the Company has no current plans for redemption of the Noncumulative Preferred Stock prior to 1997, it will continue to evaluate this possibility in light of market conditions, its liquidity, and other factors. Any such redemption could involve the issuance of additional debt or equity securities or other actions that might result in dilution of current stockholders' equity interests in the Company or adversely affect the market price of the Common Stock.

      Volatility of Stock Price. The trading price of the Company's Common Stock has been and can be expected to be subject to significant volatility, reflecting a variety of factors, including quarterly variations in operating results, announcements of new product introductions by the Company or its competitors, reports and predictions concerning the Company by analysts and other members of the media, and general economic or market conditions. The stock market in general and technology companies in particular have experienced a high degree of price volatility, which has had a substantial effect on the market prices of many technology companies for reasons that often are unrelated or

                                       -7-
362946.8
disproportionate to operating performance. In addition, since 1993, the Company has maintained effective registration statements covering securities of the Company held by its stockholders, including, at the date of this Prospectus, approximately 8.8 million shares of Common Stock (representing approximately 19% of the outstanding Common Stock on a fully diluted basis) held by certain affiliates of the Company and related parties. The sale, or the offer for sale, of substantial numbers of such shares could adversely affect the market price for the Common Stock.

      Uncertainty as to Commercialization of Keepered Media. The successful commercialization of the Company's proprietary keepered media technology, which potentially could increase the storage capacity of hard disk drives used in most personal computers, involves a number of risks. Ampex is currently engaged in research and development testing and it is impossible to predict if, or when, keepered media technology will be adopted by any potential customer. The Company has not had any substantive discussions with any hard disk drive maker relating to potential purchases of keepered media or other commercial arrangements. While the Company has completed some preliminary testing of keepered media, additional testing could yield results that are significantly different from results obtained to date. The Company does not presently have manufacturing facilities suitable for producing keepered media in quantity, and the Company does not presently intend to license the technology to third parties. Although the Company has held discussions with several U.S. and foreign producers of disk drive platters concerning the supply of such platters to Ampex for resale to hard disk drive manufacturers, no commitments with respect to availability, price or other terms have been made by such platter manufacturers. If the Company continues its development program for keepered media, increased expenses could negatively affect its earnings with no certainty of a financial return. If the Company commences commercial production, capital requirements could be significant and the Company would probably be required to issue debt or equity securities, in addition to the Common Stock covered by this Prospectus, which would increase the Company's financial leverage or dilute earnings. It is not possible currently to predict whether keepered media disks can be made economically and in quantity or if their durability or other characteristics will prove acceptable. It is also possible that further analysis by the Company, or by potential customers, will identify technical or economic issues of which Ampex, at present, is unaware. Ampex is familiar with at least two other technologies - magneto-resistive heads and contact recording - that potential customers might prefer over keepered media. In a high technology industry such as data storage, other technology may be under development, or may be developed in the future, that could be technically or economically superior to keepered media. In view of the uncertainties associated with the development and commercialization of keepered media, some of which are described above, it is impossible to forecast when, or if, any commercial benefit will be realized by the Company. Since prospects for keepered media are highly speculative, there is a material risk that the market price of the Company's securities may experience increased volatility, in addition to volatility that may result from factors discussed above under "Volatility of Stock Price."


                                 USE OF PROCEEDS

      Unless otherwise indicated in the applicable Prospectus Supplement, proceeds to the Company from the sale of the Common Stock offered hereby will be added to the working capital of the Company and used for general corporate purposes, which may include the acquisition of specialized testing and production equipment for use in the Company's keepered media research and development program, if required.





                                       -8-
362946.8

                              PLAN OF DISTRIBUTION

         The Company may sell the Common Stock directly to one or more purchasers or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions on any exchange, in the over-the-counter market, through third party trading systems or otherwise, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may sell Common Stock as soon as practicable after effectiveness of the Registration Statement, subject to market conditions and other factors.

         The Prospectus Supplement will set forth the terms of the offering of the Common Stock, including (i) the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale or issuance of Common Stock, (ii) the initial public offering or purchase price of the Common Stock, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from the Company and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to the Company and (vi) any over-allotment options granted to such underwriters or agents. In connection with the sale of shares of Common Stock, underwriters may receive compensation from the Company or from purchasers of shares of Common Stock, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of shares of Common Stock may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of shares of Common Stock they realize, may be deemed to be underwriting discounts and commissions under the Securities Act.

         Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the American Stock Exchange, subject to official notice of issuance.

         Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of shares of Common Stock may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company or affiliates of the Company in the ordinary course of business.

         Unless otherwise set forth in the Prospectus Supplement relating to the issuance of Common Stock, the obligations of the underwriters to purchase such Common Stock will be subject to certain conditions precedent and each of the underwriters with respect to such Common Stock will be obligated to purchase all of the Common Stock allocated to it if any such Common Stock is purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase shares of Common Stock from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any

                                       -9-
362946.8
purchaser under any such contract will be subject to the condition that the purchase of the shares of Common Stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.


                                  LEGAL MATTERS

         The validity, authorization and issuance of the Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP (a limited liability partnership which includes professional corporations), New York, New York, who may rely, as to questions of California law and certain other matters, upon an opinion of General Counsel to the Company. Battle Fowler LLP regularly provides legal services to the Company and its affiliates. David D. Griffin, who is of counsel to Battle Fowler LLP, holds 515,000 shares of Common Stock directly, and is a limited partner in Newhill Partners, L.P., a partnership which, through SHI, owns shares of Common Stock.


                                     EXPERTS

         The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995, and supplemental schedule, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report included in such Annual Report, and are incorporated herein by reference in reliance upon such report, given upon the authority of said firm as experts in accounting and auditing.

                                      -10-
362946.8


No dealer, salesman or other person has been authorized to
give any information or to make any representation not
contained or incorporated by reference in this
Prospectus. If given or made, such information or
representation must not be relied upon as having been                                   AMPEX CORPORATION
authorized by the Company.  This Prospectus does not
constitute an offer to sell, or a solicitation of an
offer to buy, Common Stock in any jurisdiction.  Neither
the delivery of this Prospectus nor any sale made hereunder                            Class A Common Stock
shall, under any circumstances, create an implication that
there has been no change in the affairs of the Company
since the date hereof.





                          --------------                                                  ----------------






                         TABLE OF CONTENTS

                                                               Page
                                                                                             PROSPECTUS

Available Information...........................................  2
Information Incorporated by Reference...........................  2                         June __, 1996
The Company.....................................................  3
Risk Factors....................................................  4
Use of Proceeds.................................................  8                       _________________
Plan of Distribution............................................  9
Legal Matters................................................... 10
Experts  ....................................................... 10






                         -----------------                                                 --------------



                                                      -11-
362946.8

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts or commissions) are estimated as follows:

SEC Registration Fee............................................ $ 5,255
Blue Sky Filing Fees and Expenses...............................   1,000
Accounting Fees and Expenses....................................  10,000
Legal Fees and Expenses.........................................  25,000
Printing Expenses...............................................  10,000
Miscellaneous...................................................  10,000
                                                                 -------

              Total............................................. $61,255


Item 15.  Indemnification of Directors and Officers

         The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

         Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.


362946.8

         Article VIII, Section 3 of the Registrant's By-laws provides as follows:

         SECTION 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         SECTION 2. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

         SECTION 3. Claims. If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         SECTION 4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

         SECTION 5. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

         SECTION 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

         ARTICLE TEN of the Registrant's Certificate of Incorporation provides as follows:

                  "A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL, so the same exists or may hereafter be amended.


                                                      II-2
362946.8

                  This ARTICLE TEN may not be amended or modified to increase the liability of the Corporation's directors, or repealed, except upon the affirmative vote of the holders of 80% or more in voting power of the outstanding Common Shares. No such amendment, modification, or repeal shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal."

         The Registrant has entered into agreements to indemnify its directors in consideration of their agreement to serve as directors of the Registrant and certain other corporations requested by the Registrant. These agreements provide, among other things, that the Registrant will indemnify and advance certain expenses, including attorneys' fees, to such directors to the fullest extent permitted by applicable law, as such law may be amended from time to time, and by the Registrant's Certificate of Incorporation, By-Laws and resolutions.

         The Company presently maintains a "Directors & Officers Liability and Corporate Reimbursement" insurance policy with a $2,000,000 aggregate limit of liability in each policy year. The policy provides coverage to past, present and future directors and officers of the Company and its subsidiaries for losses resulting from claims for which any such officer or director was not indemnified by the Company. The policy also provides for reimbursement to the Company and its subsidiaries for amounts paid to indemnify officers and directors for loss resulting from claims against such officers and directors. The policy is subject to certain exclusions, such as claims against officers and directors for dishonest, fraudulent or criminal acts or omissions, willful violations of law, libel and slander, bodily injury and property damage, pollution, etc.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

         The Exhibits to this registration statement on Form S-3 are listed in the Exhibit Index which appears elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the

                                                      II-3
362946.8

Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b)      The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range, if applicable, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


                                                      II-4
362946.8
provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                                      II-5
362946.8

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on June 3, 1996.


                                       AMPEX CORPORATION


                                       By:         /s/ Craig L. McKibben
                                                         Craig L. McKibben
                                                  Vice President and Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

         Each person signing below also hereby appoints Edward J. Bramson and Craig L. McKibben, and each of them singly, his lawful attorney-in-fact, with full power to execute and file any amendments to the Registration Statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.


          Signatures                                       Title                              Date


/s/ Edward J. Bramson                       Chairman, President, Chief Executive                       June 3, 1996
- ---------------------------------
Edward J. Bramson                             Officer and Director
                                              (Principal Executive Officer)


/s/ Craig L. McKibben                       Vice President, Director and Treasurer                     June 3, 1996
Craig L. McKibben                             (Principal Financial Officer and
                                              Principal Accounting Officer)


/s/ Douglas T. McClure, Jr.                 Director                                                   June 3, 1996
- ---------------------------------
Douglas T. McClure, Jr.


/s/ Peter Slusser                           Director                                                   June 3, 1996
Peter Slusser


/s/ William A. Stoltzfus, Jr.               Director                                                   June 3, 1996
- -----------------------------------
William A. Stoltzfus, Jr.


                                            Director                                                   June 3, 1996
Richard Nevins


                                                      II-6
362946.8

                                                 INDEX TO EXHIBITS


   Exhibits

4.1 Restated Certificate of Incorporation of the Registrant dated June 1, 1993 (filed as Exhibit 4.01 to the Registrant's Form 10-Q for the quarter ended March 31, 1993 and incorporated herein by reference); Certificate of Amendment of Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on April 22, 1994 (filed as Exhibit 3.2 to the Registrant's Form 8-K filed on May 2, 1994 and incorporated herein by reference); and Certificate of Amendment of Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on April 20, 1995 (filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1995 (the "First Quarter 1995 10-Q") and incorporated herein by reference)

4.2 Certificate of Designations, Preferences and Rights of the Registrant's 8% Noncumulative Preferred Stock (filed as Exhibit 3.1 to the Registrant's form 8-K filed on February 24, 1995 and incorporated herein by reference)

4.3 By-Laws of the Registrant, as amended through April 20, 1995 (filed as Exhibit 4.2 to the First Quarter 1995 10-Q and incorporated herein by reference)

4.4 Form of Class A Common Stock Certificate (filed as Exhibit 4.4 to the Registrant's Post-Effective Amendment No. 1 on Form S-3 to Form S-1 (File No. 33-91312) and incorporated herein by reference)

5.1        Opinion of Battle Fowler LLP as to legality of securities

23.1       Consent of Coopers & Lybrand L.L.P., San Francisco, California

23.2       Consent of Battle Fowler LLP (included in Exhibit 5.1 hereto)

24.1 Power of Attorney (included in the signature pages of this Registration Statement)




                                                      II-7
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